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                                                                   EXHIBIT 10.39

                         PNC BANK, NATIONAL ASSOCIATION
                               1600 Market Street
                             Philadelphia, PA 19103
                                  July 3, 2002

Sanchez Computer Associates, Inc.
40 Valley Stream Parkway
Malvern, PA  19355

               RE: $20,000,000 COMMITTED REVOLVING LINE OF CREDIT

Gentlemen:

     We are pleased to advise that PNC BANK, NATIONAL ASSOCIATION (the "Bank") has approved your request for a committed line of credit (the "Loan") for SANCHEZ COMPUTER ASSOCIATES, INC. ("Sanchez"), SANCHEZ SOFTWARE LTD., SANCHEZ DATA SYSTEMS, INC., SANCHEZ COMPUTER ASSOCIATES INTERNATIONAL, INC., SANCHEZ COMPUTER ASSOCIATES POLSKA, SP. Z.0.0, SANCHEZ FSC, INC., and ePROFILE HOLDINGS, INC. (individually and collectively, including Sanchez, the "Borrower"). All of the details regarding your Loan are outlined in the following sections of this letter (this "Letter Agreement" or this "Agreement") and the documents executed pursuant hereto (collectively with this Letter Agreement, the "Loan Documents").

     1. COMMITTED LINE OF CREDIT. The credit facility covered by this Letter Agreement is a committed revolving line of credit under which Borrower may request and the Bank, subject to the terms and conditions of this Letter Agreement, will make advances, including issuances of Letters of Credit in accordance with Section 10 hereof, to or, as to Letters of Credit, for the account of Borrower from time to time through but not including the Expiration Date, in an amount in the aggregate at any time outstanding not to exceed $20,000,000 (as the same may hereafter be reduced as provided in the final sentence of this Section 1, the "Revolving Loan Limit"). The "Expiration Date" means July 2, 2005, or such later date as may be designated by the Bank by written notice to Borrower. Bank agrees, within six months of Borrower's request to do so, to consider the extension of the Expiration Date for such period as Borrower requests, and to communicate to Borrower Bank's decision (which shall be in its sole and absolute business judgment) prior to the end of such six month period. Advances under the Committed Line of Credit shall be used for general corporate purposes, including Permitted Acquisitions (defined below). Subject to the terms and conditions of this Letter Agreement, Borrower may borrow, repay and reborrow under the Committed Line of Credit until the Expiration Date. The Committed Line of Credit shall be repaid in accordance with the terms of the Note (defined below). Borrower may, upon not less

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than five (5) Business Days written notice to Bank, reduce the Revolving Loan
Limit by $1,000,000 or integral multiples thereof, provided that any such reduction will be permanent.

     2.   INTEREST RATE.

          (a) Principal outstanding under the Loan shall bear interest at a rate per annum selected by Borrower from the interest rate options set forth below (each, an "Option"), it being understood that Borrower may select different Options to apply simultaneously to different portions of the Loan but may elect the LIBOR Rate Option only with respect to principal tranches of $1,000,000 or more. There are no required interest periods for principal bearing interest under the Base Rate Option.

                i. BASE RATE OPTION. A per annum rate of interest (with the amount of interest based on the actual number of days elapsed and the number of days in the current year) equal to, as of any date, the greater of (i) the rate of interest in effect from time to time at the Bank as its Prime Rate, which rate may not be the lowest interest rate then being charged commercial borrowers by the Bank (the "Prime Rate") or (ii) one quarter of one (.25) percentage point above the Federal Funds Rate. If and when the Prime Rate or Federal Funds Rate (as applicable) changes, the rate of interest on principal bearing interest under the Base Rate Option will change automatically without notice to Borrower, effective on the date of any such change.

                ii. LIBOR RATE OPTION. A per annum rate of interest (with the amount of interest based on the actual number of days elapsed and the number of days in the current year) equal to the sum of (i) LIBOR PLUS (ii) 150 basis points (the "LIBOR-Based Rate"), for the applicable LIBOR Interest Period in an amount equal to the principal of the Loan bearing interest under the LIBOR Rate Option and having a comparable maturity as determined at or about 11 a.m. (eastern time) two (2) Business Days prior to the commencement of the LIBOR Interest Period.

          (b)   As used herein, the following terms have the following meanings:

                "BUSINESS DAY" shall mean any day on which commercial banks settle payments in U.S. dollars in New York City AND London other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Philadelphia, Pennsylvania.

                "FEDERAL FUNDS RATE" means for any day shall mean the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank ( or its successor) does not

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announce such rate on any day, the "Federal Funds Rate" for such day shall be the Federal Funds Rate for the last day on which such rate was announced.

                "LIBOR" shall mean the interest rate per annum determined by the Bank by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/10,000th of 1%) (i) the rate of interest determined by the Bank in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the London interbank offered rates for U.S. Dollars quoted by the British Bankers' Association, or appropriate successor, as set forth on Dow Jones Markets Service (formerly known as Telerate) display page 3750 (or such other display page on the Dow Jones Markets Service system as may replace display page 3750), or if British Banker's Association or its successor ceases to provide such quote, a comparable replacement rate determined by the Bank (which determination shall be conclusive absent manifest error), at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of each LIBOR Interest Period for an amount comparable to such principal amount and having a borrowing date and a maturity date comparable to each such LIBOR Interest Period by (ii) a number equal to 1.00 minus the LIBOR Reserve Percentage.

                "LIBOR INTEREST PERIOD" shall mean a period of one (1), two (2), three (3) or six (6) months commencing on the date on which the LIBOR Rate Option becomes applicable to principal of the Loan and each successive period selected by Borrower thereafter; PROVIDED, that if a LIBOR Interest Period would end on a day that is not a Business Day, it shall end on the next succeeding Business Day, unless such day falls in the succeeding calendar month in which case the LIBOR Interest Period shall end on the next preceding Business Day. In no event shall any LIBOR Interest Period end on a day after the Expiration Date.

                "LIBOR RESERVE PERCENTAGE" shall mean the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as "Eurocurrency liabilities"). LIBOR shall be adjusted on the effective date of any change in the LIBOR Reserve Percentage. The Bank shall give prompt notice to the Borrower of LIBOR as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

                If the Bank determines (which determination shall be final and conclusive) that, by reason of circumstances affecting the London interbank market generally, deposits in dollars (in the applicable amounts) are not being offered to banks in the London interbank market for the selected term, or adequate means do not exist for ascertaining LIBOR, then the Bank shall give at least ten (10) Business Days notice thereof to the Borrower. Thereafter, until the Bank notifies Borrower in writing that the circumstances giving rise to such suspension no longer exist, (a) the availability of the LIBOR Rate Option shall be suspended, and (b) the interest rate on principal of the Loans then bearing interest under the LIBOR Rate Option shall be converted to the Base Rate Option at the expiration of the then current LIBOR Interest Period.

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                In addition, if, after the date hereof, the Bank shall determine
(which determination shall be final and conclusive) that any enactment, promulgation or adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by a governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any guideline, request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for the Bank to make or maintain or fund loans under the LIBOR Rate Option, the Bank shall notify Borrower in writing. Upon receipt of such notice, until the Bank notifies Borrower in writing that the circumstances giving rise to such determination no longer apply, (a) the availability of the LIBOR Rate Option shall be suspended, and (b) the interest rate on principal of the Loans then bearing interest under the LIBOR Rate Option shall be converted to the Base Rate Option either (i) on the last day of the then current LIBOR Interest Period if the Bank may lawfully continue to maintain principal under the LIBOR Rate Option to such day, or (ii) immediately if the Bank may not lawfully continue to maintain principal under the LIBOR Rate Option.

          (c) LEGAL RATE. If, at any time, any of the aforesaid rates shall be finally determined by any court of competent jurisdiction, governmental agency or tribunal to exceed the maximum rate of interest permitted by any applicable laws, then, for such time as such rate would be deemed excessive, application thereof shall be suspended and there shall be charged in lieu thereof the maximum rate of interest permissible under such laws.

          (d) DEFAULT RATE. Should there occur an Event of Default under this Letter Agreement and during the continuance thereof, then, notwithstanding anything to the contrary contained herein, interest on the Loans shall, at the option of the Bank exercisable by written notice to the Borrower, increase to a rate per annum (the "Default Rate") which is 2.00 percentage points above the otherwise applicable rate. Interest at the Default Rate shall continue to accrue notwithstanding the entry of any judgment hereon or on the Note, and all such judgments shall bear interest at the Default Rate provided for herein.

     3. INTEREST RATE ELECTION. Subject to the terms and conditions of this Letter Agreement, at the end of each interest period applicable to any portion of the Loan, the Borrower may renew the Option applicable to such amount or convert such amount to a different Option; PROVIDED THAT, during any period in which any Event of Default (as hereinafter defined) has occurred and is continuing, any amounts bearing interest under the LIBOR Rate Option shall, at the Bank's sole discretion, be converted at the end of the applicable LIBOR Interest Period to the Base Rate Option and the LIBOR Rate Option will not be available to Borrower with respect to any new indebtedness until such Event of Default has been cured by the Borrower or waived by the Bank. The Borrower shall notify the Bank of each election of an Option, each conversion from one Option to another, the amount of the portions of the Loan outstanding hereunder to be allocated to each Option and where relevant the interest periods therefor. In the case of converting to

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the LIBOR Rate Option, such notice shall be given at least three (3) Business
Days prior to the commencement of any LIBOR Interest Period. If no notice of conversion or renewal is timely received by the Bank, the Borrower shall be deemed to have converted such portion to the Base Rate Option. Any such election by telephone shall be promptly confirmed in writing by such method as the Bank may require.

     4. PAYMENT OF INTEREST. The Borrower shall pay accrued interest on the unpaid principal balance of the Loan in arrears: (a) for the portion of the principal amount of the Loan bearing interest under the Base Rate Option, on the first day of each month, (b) for the portion of the principal amount of the Loan bearing interest under the LIBOR Rate Option, on the last day of the respective LIBOR Interest Period for such portion, (c) if any LIBOR Interest Period is longer than three (3) months, then also on the three (3) month anniversary of such interest period and every three (3) months thereafter, and (d) for all portions of the principal amount of the Loan, at maturity, whether by acceleration or otherwise, and after maturity, on demand until paid in full.

     5. PREPAYMENT. The Borrower shall have the right to prepay at any time and from time to time, in whole or in part, without penalty, any amount of the Loan which is accruing interest under the Base Rate Option. If the Borrower prepays (whether voluntary, on default or otherwise) all or any part of any amount which is accruing interest under the LIBOR Rate Option on other than the last day of the applicable LIBOR Interest Period, the Borrower shall pay to the Bank, on demand therefor, all amounts due pursuant to paragraph 6 below, including the Cost of Prepayment, if any.

     6. YIELD PROTECTION. The Borrower shall pay to the Bank, on written demand therefor, together with the written evidence of the justification therefor, all direct costs incurred, losses suffered or payments made by Bank by reason of any change in law or regulation or its interpretation imposing any reserve, deposit, allocation of capital, or similar requirement (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) on the Bank, its holding company or any of their respective assets. In addition, the Borrower agrees to indemnify the Bank against any liabilities, losses or expenses (including loss of margin, any loss or expense sustained or incurred in liquidating or employing deposits from third parties, and any loss or expense incurred in connection with funds acquired to effect, fund or maintain any of the Borrower's indebtedness (or any part thereof) bearing interest under the LIBOR Rate Option) which the Bank sustains or incurs as a consequence of either (i) the Borrower's failure to make a payment on the due date thereof, (ii) the Borrower's revocation (expressly, by later inconsistent notices or otherwise) in whole or in part of any notice given to Bank to request, convert, renew or prepay any advance, or (iii) the Borrower's payment, prepayment or conversion of any advance bearing interest under the LIBOR Rate Option on a day other than the last day of the applicable LIBOR Interest Period, including but not limited to the Cost of Prepayment. "COST OF PREPAYMENT" means an amount equal to the present value, if positive, of the product of (a) the difference between (i) the bond equivalent yield, on the beginning date of the applicable interest period, of a U.S. Treasury obligation with a maturity similar to the applicable interest period MINUS (ii) the bond equivalent yield, on the prepayment date, of a U.S. Treasury obligation with

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a maturity similar to the remaining maturity of the applicable interest period, and (b) the principal amount to be prepaid, and (c) the number of years, including fractional years from the prepayment date to the end of the applicable interest period. The yield on any U.S. Treasury obligation shall be determined by reference to Federal Reserve Statistical Release H.15(519) "Selected Interest Rates". For purposes of making present value calculations, the yield to maturity of a similar maturity U.S. Treasury obligation on the prepayment date shall be deemed the discount rate. The Cost of Prepayment shall also apply to any payments made after acceleration of the maturity of the Loan. The Bank's determination of an amount payable under this paragraph shall, in the absence of manifest error, be conclusive and shall be payable on demand.

     7. COMMITMENT FEE. Beginning on the last day of the first fiscal quarter ending after the date of this Agreement, Borrower shall pay to Bank a Commitment Fee equal to one-quarter of one percent (.25%) per annum of the Unused Amount, payable quarterly in arrears (and on the Expiration Date) for the period then ended. As used herein, "Unused Amount" means, for any period, the daily average amount during such period by which the Revolving Loan Limit exceeds the sum of outstanding cash advances and the face amount of Letters of Credit issued pursuant hereto. The commitment fee shall be based on the actual number of days elapsed and the number of days in the current year.

     8. NOTE. The obligation of Borrower to repay the Loan shall be evidenced by a promissory note (the "Note") in form and content satisfactory to the Bank.

     9. SECURITY; OTHER CONDITIONS. The Borrower must cause the following to be executed and delivered to the Bank in form and content satisfactory to the
Bank:

          a. a security agreement by which certain Borrowers grant to Bank a perfected lien on such Borrower's domestic existing and future accounts, inventory, equipment, general intangibles (as defined in the Uniform Commercial Code but excluding certain intangible assets specified in the security agreement), chattel paper, documents and instruments, all as more fully set forth in such security agreement;

          b. such other documents as Bank may request in its reasonable business judgment.

     10.  LETTERS OF CREDIT.

          (a)   AGREEMENT TO ISSUE; TERMINATION.

                (i) Upon the request of Borrower, Bank shall under and subject to the terms and conditions hereof and within the Letter of Credit Sublimit issue trade and/or standby letters of credit for the account of the Borrower from time to time through but not including the Expiration Date (individually, a "Letter of Credit" and, collectively, the "Letters of Credit"). Letters of Credit issued hereunder shall be under such terms as shall be acceptable to Bank in its reasonable business judgment and consistent with Bank's standard procedures and shall in no event have an expiry date

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exceeding twelve (12) months from the date of issue. As used herein, "Letter of
Credit Sublimit" means Letters of Credit in the aggregate face amount of $2,000,000 outstanding at any one time.

                (ii) In the event that any Letter of Credit remains outstanding on the Expiration Date or on the date that the Loan is accelerated incident to an Event of Default, Borrower shall on such date provide Bank with cash or cash equivalents acceptable to Bank in an amount equal to the face amount of all Letters of Credit so outstanding, to be held by Bank, if on the Expiration Date, in order to honor such Letters of Credit, or, if acceleration incident to an Event of Default, as cash collateral for the Obligations.

          (b)   LETTERS OF CREDIT GENERALLY.

                (i) REIMBURSEMENT OF LETTER OF CREDIT DISBURSEMENTS. Borrower agrees to reimburse Bank for the amount of each disbursement or payment made by Bank on a Letter of Credit ("Letter of Credit Disbursement") on the date thereof ("the Letter of Credit Disbursement Date"). Such obligation of Borrower to reimburse Bank for any such Letter of Credit Disbursement is herein referred to as a "REIMBURSEMENT OBLIGATION." Bank shall promptly notify Borrower in writing of any Letter of Credit Disbursement. If any Reimbursement Obligation is not paid in full by Borrower to Bank on the corresponding Letter of Credit Disbursement Date (for this purpose payments received by Bank after 2:30 p.m., local Philadelphia time, on any Business Day shall be deemed to have been made on the next succeeding Business Day), the unpaid amount of such Reimbursement Obligation shall bear interest for each day from the corresponding Letter of Credit Disbursement Date until payment in full thereof, payable on demand, at the rate applicable under the Base Rate Option or, if not paid in full by Borrower within fifteen (15) days after Borrower's receipt of notice from Bank, at the Default Rate (after, as well as before, judgment).

                (ii) LETTER OF CREDIT CHARGES AND FEES. In addition to fees otherwise payable under this Agreement, Borrower agrees to pay on demand to Bank for its own account, as well as to any confirming bank of any Letter of Credit required by the beneficiary thereof to be confirmed as a condition to such beneficiary's acceptance thereof, with respect to the issuance, amendment or transfer of any Letter of Credit and each drawing made under any Letter of Credit, issuance, documentary and processing fees and charges in accordance with Bank's and such confirming bank's fees and charges in effect at the time of such issuance, amendment, transfer or drawing, as the case may be.

                (iii) OBLIGATIONS ABSOLUTE. All Reimbursement Obligations of Borrower arising from Letter of Credit Disbursements shall be unconditional and absolute and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever (except to the extent prohibited by law), including, without limitation, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary or any transferee of any Letter of

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Credit (or any person for whom any such beneficiary or transferee may be acting), or any other person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or any of its subsidiaries or affiliates and the beneficiary for which any Letter of Credit was procured); (iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Bank under any Letter of Credit against presentation of a demand, draft, certificate or other document which does not comply with the terms of the Letter of Credit, except to the extent that Borrower proves that such payment was negligence or willful misconduct on the part of Bank; (v) the failure or delay on the part of Bank in giving any notice hereunder; (vi) any draw thereunder being a consequence of Bank's non-renewal of any Letter of Credit; or (vii) any other circumstance or happening whatsoever similar to any of the foregoing other than by reason of Bank's negligence or willful misconduct.

                (iv)  INDEMNIFICATION; NATURE OF DUTIES.

                      (a) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby indemnifies and holds harmless Bank from and against any and all claims, damages, losses, liabilities, costs or expenses whatsoever which it may incur (or which may be claimed against it by any person) by reason of or in connection with the issuance or transfer of, or payment or failure to pay under, any Letter of Credit, or the involvement by Bank in any suit, proceeding or action as a consequence, direct or indirect, of Bank's issuance of any Letter of Credit, except to the extent prohibited by law and except for any such claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, which Borrower proves were caused by the negligence or willful misconduct of Bank.

                      (b) As between Borrower and Bank, Borrower assumes all risks of the acts or omissions of the beneficiary or any transferee of any Letter of Credit with respect to such beneficiary's or transferee's use of the Letter of Credit. Except to the extent prohibited by law, Bank shall not be liable or responsible for: (A) the use which may be made of any Letter of Credit or the proceeds of any drawing thereunder or for any acts or omissions of the beneficiary or any transferee in connection therewith; (B) the validity or genuineness of certificates, drafts or documents presented under any Letter of Credit that appear on their face to be in order, or of any endorsement thereon, even if any of the same should in fact prove to be in any or all respects invalid, fraudulent or forged; (C) payment by Bank under any Letter of Credit against presentation of drafts, certificates or documents which do not comply with the terms of the Letter of Credit, including failure of any such drafts, certificates or documents to bear any reference or adequate reference to the Letter of Credit, or for any failure of the beneficiary of any Letter of Credit otherwise to comply fully with the conditions required in order to draw under the Letter of Credit; (D) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or the proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; or (E) any other

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circumstances whatsoever in making or failing to make payment under any Letter of Credit, except only that Bank shall be liable to Borrower to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by Borrower which Borrower proves were caused by Bank's negligence or willful misconduct in connection with the matters referred to in clauses (A) through (E) above. In furtherance and not in limitation of the foregoing, Bank may accept drafts, certificates or documents under any Letter of Credit that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and any action taken or omitted by Bank under or in connection with any Letter of Credit, if taken or omitted in good faith and without willful misconduct or gross negligence, shall not put Bank to any resulting liability to Borrower.

                (v) PAYMENTS TO BANK. All payments to be made by Borrower to Bank hereunder in respect of Reimbursement Obligations due from Borrower shall be payable on the day when due without presentment, demand, protest or notice of non-payment of any kind, all of which are hereby expressly waived, but Bank shall promptly notify Borrower in writing of any Reimbursement Obligation.

                (vi) APPLICATION. Borrower shall, if so required by Bank and as a condition to the issuance by Bank of any Letter of Credit, execute and deliver to Bank its then standard Letter of Credit application.

                (vii) LETTER OF CREDIT FEE. Borrower shall pay to Bank a letter of credit fee for each Letter of Credit issued hereunder in an amount equal to 1% per annum of the face amount thereof (based on the actual number of days elapsed and the number of days in the current year), payable quarterly in arrears and on the Expiration Date.

     11. COVENANTS. Unless compliance is waived in writing by the Bank or until payment in full of the Loan and Borrower's termination of the Bank's commitment to make any Loan:

          a. Borrower will not make or permit any material change in the nature of its business as carried on as of the date of this Letter Agreement.

          b.    Borrower will deliver to the Bank:

                i. Quarterly Financial Statements of the Test Group (as defined below) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, certified by Sanchez's Chief Executive Officer, President or Chief Financial Officer;

                ii. Annual Financial Statements of the Test Group within 90 days after each fiscal year end, audited by a certified public accountant reasonably acceptable to the Bank, and such accountant's management letter within ten (10) days after Sanchez's receipt of such letter;

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                iii.  Concurrently with the Quarterly and Annual Financial
Statements, a certificate ("Compliance Certificate") as to the Test Group's compliance with the financial covenants set forth herein for the period then ended and whether any Event of Default exists, and, if so, the nature thereof and the corrective measures Borrower proposes to take, such certificate to be prepared by Sanchez's Chief Financial Officer, President or Chief Executive Officer; and

                iv. such other financial information, including budgets and forecasts, as Bank may from time to time reasonably request.

     "Financial Statements" means the consolidated balance sheet and statements of income and cash flows for the Test Group prepared in accordance with United States generally accepted accounting principles in effect from time to time ("GAAP") applied on a consistent basis (subject in the case of interim statements to normal year-end adjustments). "Test Group" means Sanchez and its consolidated subsidiaries.

          c. The Test Group will maintain at all times a Consolidated Net Worth of not less than $54,100,000, increasing as of the end of each fiscal year, commencing December 31, 2002, by 75% of Consolidated Net Earnings for the fiscal year then ended, without reduction for losses. "Consolidated Net Worth" means assets MINUS liabilities, as would be reflected on a consolidated balance sheet prepared in accordance with GAAP.

     "Consolidated Net Earnings" means the net earnings of the Test Group as reflected on the Financial Statements but excluding items characterized as "extraordinary" in accordance with GAAP, including extraordinary loss related to application of SFAS 142 and 144 adjustments.

          d. The Test Group will maintain as of the end of each fiscal quarter, commencing June 30, 2002, for the four quarters then ended, a ratio ("Fixed Charge Coverage Ratio") of (a) EBITDA (Consolidated Net Earnings PLUS income tax expenses PLUS depreciation and amortization PLUS interest expense) to
(b) interest expense PLUS Current Maturities PLUS income tax expenses PLUS the lesser of Unfunded Capital Expenditures or $4,000,000 PLUS cash dividends by Sanchez, of not less than 1.15 to 1. "Unfunded Capital Expenditures" means capital expenditures made from funds other than borrowed funds (capital expenditures made from Loan advances are Unfunded Capital Expenditures). "Current Maturities" means principal maturities of all indebtedness for borrowed money (including but not limited to amortization of capitalized lease obligations) having an original term of more than one year, as well as any prepayments of any of the foregoing indebtedness prior to scheduled maturity, and specifically including current maturities of, and interest expense on, all indebtedness for borrowed money guaranteed by any member of the Test Group, but excluding maturities under the Loan;

          e. The Test Group shall at all times maintain unencumbered cash, cash equivalents and United States Treasury securities aggregating not less than

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$10,000,000 and provide Bank with appropriate evidence thereof from time to time upon Bank's request and in any event as a condition to each advance under the Loan;

          f. The Test Group must have Consolidated Net Earnings each fiscal year of not less than $1,000,000;

          g. Borrower will not create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, security interest, lien or charge of any kind upon any of its property, wherever located, now owned or hereafter acquired, or acquire or agree to acquire any kind of property under conditional sales or other title retention agreements, PROVIDED, HOWEVER, that the foregoing restrictions shall not include ("Permitted Liens"):

                i. liens for taxes, assessments or governmental charges or levies or securing claims or demands of carriers, warehousemen, landlords, mechanics or materialmen which shall not at the time be due and payable or can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which it has created adequate reserves;

                ii. liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Borrower shall at any time in good faith be pursuing an appeal or proceeding for a review and in respect to which a stay of execution pending such appeal or proceeding for review shall have been secured;

                iii. liens incidental to the conduct of business or the ownership of properties and assets (including liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other liens of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

                iv. Minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Borrower or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Borrower.

                v.    liens or security interests in favor of the Bank;

                vi. purchase money liens or capitalized leases on equipment or software used (but not licensed to others) by Borrower in the ordinary course of business, provided that: (1) the equipment or software subject to any of the foregoing is acquired or leased by Borrower in the ordinary course of its business and the lien on any such equipment is created contemporaneously with such acquisition; (2) purchase money indebtedness or capitalized lease obligations so created shall not exceed 100% of the lesser of cost or fair market value as of the time of acquisition or lease of the equipment or software covered thereby; and (3) the purchase money indebtedness or capitalized lease obligations shall only be secured by the equipment or software so acquired or leased and shall in no event be secured by accounts receivable directly or indirectly related to or produced by the use in the Borrower's business of such equipment or software.

          h. Borrower will not create, incur, guarantee, endorse (except endorsements in the course of collection), assume or suffer to exist any indebtedness for borrowed money, except (i) indebtedness to the Bank, (ii) unsecured trade credits, open account trade debt, accounts payable, or accrued expenses arising out of transactions in the ordinary course of business, (iii) capitalized lease obligations; (iv) purchase money indebtedness for borrowed money; or (v) inter-Borrower advances;

          i. Borrower will not liquidate, merge or consolidate with any person, firm, corporation or other entity, or sell, lease, transfer or otherwise dispose of all or any part of its property or assets, whether now owned or hereafter acquired, other than (i) sale of inventory or the licensing of intangibles in the ordinary course of business, (ii) disposition of equipment which in Borrower's business judgment is no longer used or useful in the ordinary course of business, (iii) a merger of other companies into or consolidation with Borrower in connection with a Permitted Acquisition or under the Bucket Exception or a merger of a subsidiary of Sanchez into another Borrower which is (including by way of joinder) a party to the Security Agreement, (iv) the liquidation of Sanchez FSC, Inc. provided that its net assets, if any, are concurrently distributed to Sanchez and (v) sale or disposition of assets having a book value of up to $1,000,000 per fiscal year in the aggregate

          j. Other than the acquisition of Spectra Securities Software, Inc. and its subsidiaries ("Spectra") and other than Permitted Acquisitions (hereinafter defined), Borrower will not make acquisitions of all or substantially all of the property or assets or stock of or make loans or advances to or any other investment (other than cash equivalents in the ordinary course of business, investments, loans and advances in or to another Borrower and capital calls honored on Borrower's remaining $8,000,000 existing capital call obligations in the Profile Venture Partners Capital Fund I, L.P.) in any person, firm, corporation or other entity if the aggregate amount of all such acquisitions, loans, advances and investments (including assumption of debt) for any fiscal year would exceed $1,500,000 and/or for the period on and after the date hereof through and including the Expiration Date would exceed $4,000,000 (the "Bucket Exception). As used herein, "Permitted Acquisitions" means acquisition of 51% or more of the voting stock of or substantially all of the assets of another person, firm, corporation or other entity, subject to the following conditions:

                i. Any subsidiary formed by Borrower to consummate the acquisition as well as any entity acquired as part of such Permitted Acquisition whose stock was purchased shall execute and deliver to the Bank a joinder agreement in form and substance reasonably satisfactory to the Bank by which each such entity becomes a "Borrower" for all purposes hereof, including the grant of security interests on its "Collateral" as defined in (but regardless of whether or not such collateral is located in the United States) and having the priority required hereby and by the Security Agreement;

                ii. All of the representations set forth in Section 12 (other than 12.g.) hereof will be, at the time of such acquisition, true and correct in all material respects with respect to each such entity;

                iii. Borrower will, not less than five (5) Business Days prior to making such Permitted Acquisition, provide Bank with a pro forma Compliance Certificate reflecting that the Test Group (including each entity formed or surviving such Permitted Acquisition) will, after giving effect to such Permitted Acquisition, be in compliance with all of the financial covenants set forth in Section 11 c, d, e, and f, hereof;

                iv. Borrower will, not less than five (5) Business Days prior to making such Permitted Acquisition, provide Bank with projections reflecting projected compliance by the Test Group with the financial covenants set forth in
Section 11 c, d, e, and f, hereof during the four (4) fiscal quarters commencing with the quarter in which such Permitted Acquisition occurs;

                v. the Bank is reasonably satisfied with the scope and extent of environmental due diligence conducted by the Borrower with respect to the person and assets being acquired, including the need for and, if obtained, the substance of environmental audits;

                Within 5 Business Days after the acquisition of Spectra, Spectra and each other entity formed in connection with such acquisition will execute and deliver to Bank a joinder agreement by which each becomes a Borrower for all purposes hereof (although letters of credit issued for Spectra's account which are outstanding on the date of such acquisition will be permitted to remain outstanding until replaced by a Letter of Credit issued hereunder), but will not be required to grant Bank a security interest in its assets. Concurrently with the acquisition of all or substantially all of the property and assets or stock of each person or entity acquired under the Bucket Exception, each person or entity acquired or formed in connection therewith shall execute and deliver to Bank a joinder agreement by which each becomes a Borrower for all purposes hereof, including the grant of a security interest on its "Collateral" as defined in (but regardless of whether or not such collateral is located in the United States) and having the priority required hereby and by the Security Agreement.

          k. Borrower will maintain complete and accurate books and records and, upon reasonable advance notice, will permit reasonable access by Bank during normal business hours to such books and records and will permit Bank to inspect its properties and operations. Bank may at any time and from time to time, on reasonable notice to Borrower (or, if an Event of Default has occurred and is continuing, without prior notice), audit and conduct reasonable examinations of Borrower's books and records and accounts receivable and make abstracts and copies thereof at its expense unless an Event of Default shall have occurred and be continuing, in which case Borrower shall reimburse Bank for Bank's costs and expenses for any such audit.

          l. Borrower will not make or have outstanding loans to officers or employees in excess of $2,500,000 at any time outstanding.

          m. Borrower will not make capital expenditures in excess of $9,000,000 in the aggregate per fiscal year.

     12. REPRESENTATIONS AND WARRANTIES. To induce the Bank to extend the Loan and upon the making of any advance to Borrower thereunder, Sanchez makes the following representations and warranties to the Bank (except as otherwise disclosed in writing to Bank):

          a. The Test Group's latest financial statements provided to the Bank are true, complete and accurate in all material respects and fairly present in all material respects the financial condition, and the results of the Test Group's operations for the period specified therein. The Test Group's financial statements have been prepared in accordance with GAAP in a manner consistently applied from period to period subject in the case of interim statements to normal year-end adjustments. Since the date of the latest financial statements provided to the Bank, the Test Group has not suffered any damage, destruction or loss which has materially adversely affected its business, assets, operations, financial condition or results of operations.

          b. There are no actions, suits, proceedings or governmental investigations pending or, to Sanchez's knowledge, threatened against Sanchez that could result in a material adverse change in its business, assets, operations, financial condition or results of operations, and there is no basis known to Sanchez or its officers or directors for any such action, suit, proceedings or investigation.

          c. Sanchez has filed all returns and reports that it is required to file in connection with any federal, state or local tax, duty or charge levied, assessed or imposed upon Sanchez or its property, including unemployment, social security and similar taxes and all of such taxes have been either paid or adequate reserve or other provision has been made therefor, except where the failure to do so would not result in a material adverse change in its business, assets, operations, financial condition or results of operations.

          d. Sanchez is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization and has the corporate power and authority to own and operate its assets and to conduct its business as now or proposed to be carried on, and is duly qualified, licensed and in good standing to do business in all jurisdictions where its ownership of property or the nature of its business requires such qualification or licensing, except where the failure to do so would not result in a material adverse change in its business, assets, operations, financial condition or results of operations.

          e. Sanchez has full corporate power and authority to enter into the transactions provided for in this Letter Agreement and has been duly authorized to do so by all necessary and appropriate corporate action, and when executed and delivered by Sanchez, this Letter Agreement and the other Loan Documents will constitute the legal, valid and binding obligations of Sanchez, enforceable in accordance with their terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws of general application affecting enforcement of creditors' rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and the discretion of the court.

          f. There does not exist any material default or material violation by Sanchez of or under any of the terms, conditions or obligations of: (i) its organizational documents; (ii) any indenture, mortgage, deed of trust, franchise, permit, or material contract, agreement, or other instrument to which it is a party or by which it is bound; or (iii) to the best knowledge of Sanchez, any law, regulation, ruling, order, injunction, decree, condition or other requirement applicable to or imposed upon Sanchez by any law or by any governmental authority, court or agency.

          g. Sanchez is not a subsidiary of any other entity and each other Borrower is a direct or indirect wholly-owned (with the exception of local qualifying shares) subsidiary of Sanchez.

     13. EXPENSES. Borrower shall reimburse Bank for all costs and expenses incurred by Bank in connection with the preparation for and closing of the Loan and the collection, enforcement and work-out thereof, including, but not limited to, all filing fees and taxes and reasonable fees and expenses of the Bank's legal counsel, auditor, appraiser and environmental consultant.

     14. ADDITIONAL PROVISIONS. Before the first advance under the Loan, Borrower agrees to sign and deliver to the Bank the Note and other required documents and such other instruments and documents as the Bank may reasonably request, such as certified resolutions, incumbency certificates or other evidence of authority. The Bank will not be obligated to make any advance under the Loan if any Event of Default (as defined below) or event which with the passage of time, provision of notice or both would constitute an Event of Default shall have occurred and be continuing.

     15. EVENT OF DEFAULT. The occurrence of any of the following events will be deemed to be an "Event of Default" under this Letter Agreement: (i) the nonpayment of any principal, interest or other indebtedness to Bank pursuant to this Agreement when due which has not been paid within 5 days after Borrower has been notified by Bank that such amount is due; (ii) the occurrence of any event of default and the lapse of any notice or cure period under any Loan Document or any other debt, liability or obligation to the

Bank of any Obligor which has not been paid within 5 days after Borrower has been notified by Bank that such amount is due; (iii) the filing by or against any Obligor of any proceeding in bankruptcy, receivership, insolvency, reorganization, liquidation, conservatorship or similar proceeding (and, in the case of any such proceeding instituted against any Obligor, such proceeding is not dismissed or stayed within 30 days of the commencement thereof, provided that the Bank shall not be obligated to advance additional funds during such period); (iv) any assignment by any Obligor for the benefit of creditors, or any levy, garnishment, attachment or similar proceeding is instituted against any property of any Obligor held by or deposited with the Bank to the extent it, when taken together with each other such event, results in a lien on Collateral having a book value in excess of $50,000; (v) a default with respect to any other indebtedness of any Obligor for borrowed money in an aggregate amount in excess of $1 million, if the effect of such default is to cause or permit the acceleration of such debt; (vi) the commencement of any foreclosure or forfeiture proceeding, execution or attachment against any collateral securing the obligations of any Obligor to the Bank to the extent it, when taken together with each other such event, results in a lien on Collateral having a book value in excess of $50,000; (vii) the entry of a final judgment not subject to further appeal against any Obligor and the failure of such Obligor to discharge the judgment within thirty days of the entry thereof, which individually or when combined with other such judgments causes the aggregate of such judgments in excess of insurance coverage to exceed $500,000; (viii) any material adverse change in any Obligor's business, assets, operations, financial condition or results of operations; (ix) any Obligor ceases doing business as a going concern; (x) any representation or warranty made by any Obligor to the Bank in any Loan Document is false, erroneous or misleading in any material respect; or (xi) any Obligor's failure to observe or perform any covenant or other agreement with the Bank contained in any Loan Document and, if such covenant is other than a negative covenant, a financial covenant or a financial reporting covenant, the same is not cured within 10 Business Days of the Bank providing notice thereof to Borrower. As used herein, the term "OBLIGOR" means any Borrower and any Guarantor, and the term "GUARANTOR" means any guarantor of the Borrower's obligations to the Bank existing on the date of this Letter Agreement or arising in the future.

     Upon the occurrence of an Event of Default and during the continuance thereof: (a) the Bank shall be under no further obligation to make advances hereunder; (b) if an Event of Default specified in clause (iii) or (iv) above shall occur, the outstanding principal balance and accrued interest under the Note together with any additional amounts payable thereunder shall be immediately due and payable without demand or notice of any kind; (c) the outstanding principal balance and accrued interest under the Note together with any additional amounts payable thereunder, at the option of the Bank by notice to the Borrower, may be accelerated and become immediately due and payable; (d) at the option of the Bank, the Note will bear interest at the Default Rate from the date of the occurrence of the Event of Default until cured or waived; and
(e) the Bank may exercise from time to time any of the rights and remedies available to the Bank under the Loan Documents or under applicable law.

     16. MISCELLANEOUS. This Letter Agreement is governed by the laws of Pennsylvania. No modification, amendment or waiver of any of the terms of this Letter Agreement will be valid and binding unless agreed to in writing by the Bank and the Borrower. When accepted, this Letter Agreement and the other documents described herein will constitute the entire agreement between the Bank and the Borrower concerning the Loan and shall replace all prior understandings, statements, negotiations and written materials relating to the Loan. All notices, demands, requests, approvals and other communications required or permitted hereunder shall be given in accordance with paragraph 11 of the Committed Line of Credit Note.

     To accept these terms, please sign this Letter Agreement as set forth below.

                                                  Very truly yours,

                                                  PNC BANK, NATIONAL
                                                  ASSOCIATION


                                                  By: /s/ John K. Easton III
                                                      -----------------------
                                                  Name: John K. Easton III
                                                       -------------------------
                                                  Title: AVP
                                                        ------------------------

With the intent to be legally bound hereby, the above terms and conditions are hereby agreed to and accepted this _____ day of July, 2002.

                                                  SANCHEZ COMPUTER
                                                  ASSOCIATES, INC.

                                                  By: /s/ Todd A. Pittman
                                                     ---------------------------
                                                  Name: Todd A. Pittman
                                                       -------------------------
                                                  Title: CFO and SVP
                                                        ------------------------

                                                  SANCHEZ SOFTWARE LTD.

                                                  By: /s/ William Clinton
                                                     ---------------------------
                                                  Name: William Clinton
                                                       -------------------------
                                                  Title: Secretary and Treasurer
                                                        ------------------------

                                                  SANCHEZ DATA SYSTEMS, INC.

                                                  By: /s/ Todd A. Pittman
                                                     ---------------------------
                                                  Name: Todd A. Pittman
                                                       -------------------------
                                                  Title: CFO & SVP
                                                        ------------------------

                                                   SANCHEZ COMPUTER
                                                   ASSOCIATES POLSKA, SP. Z.0.0

                                                   By: /s/ Joseph F. Waterman
                                                      --------------------------
                                                   Name: Joseph F. Waterman
                                                        ------------------------
                                                   Title: SVP & Treasurer
                                                        ------------------------

                                                   SANCHEZ FSC, INC.

                                                   By: /s/ Todd A. Pittman
                                                      --------------------------
                                                   Name: Todd A. Pittman
                                                        ------------------------
                                                   Title: CFO & SVP
                                                        ------------------------

                                                   ePROFILE HOLDINGS, INC.

                                                   By: /s/ Carl Sottosanti
                                                      --------------------------
                                                   Name: Carl Sottosanti
                                                        ------------------------
                                                   Title: VP
                                                         -----------------------


                                                   Sanchez Computer Associates
                                                   International, Inc.

                                                   By: /s/ Joseph F. Waterman
                                                      --------------------------
                                                   Name: Joseph F. Waterman
                                                        ------------------------
                                                   Title: SVP & Treasurer
                                                         -----------------------